CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Brown Capital Management Mutual Funds (formerly The Nottingham Investment Trust II) and to the use of our report dated May 22, 2012 on The Brown Capital Management Small Company Fund, The Brown Capital Management International Equity Fund, and The Brown Capital Management Mid-Cap Fund (each a series of shares of Brown Capital Management Mutual Funds) financial statements and financial highlights. Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders that are incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
July 27, 2012